Exhibit 99.1

              ARBOR REALTY TRUST REPORTS FIRST QUARTER 2006 RESULts

     First Quarter Highlights:

     -    Net income increased 58% to $15.4 million from 1Q05

     -    Diluted earnings per share of $0.90

     -    New loans and investments of $254 million

     - Declared quarterly dividend of $0.72 per share, an increase of $0.02 from 4Q05

     - Recognized $9.2 million of previously deferred revenue from Prime transaction

     -    Closed second CDO issuing $356 million of investment grade debt

     UNIONDALE, N.Y., May 5 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced financial results for the quarter ended March 31, 2006. Arbor reported net income for the quarter of $15.4 million, or $0.90 per diluted common share, compared to net income for the quarter ended March 31, 2005 of $9.7 million, or $0.58 per diluted common share.

     "Our strong first quarter earnings results demonstrate the solid execution of our business plan," said Ivan Kaufman, Chairman and Chief Executive Officer. "The continued success we have had in solidifying our funding sources has enabled us to maximize the return on our investments and fund the future growth of our portfolio. These achievements clearly reflect our commitment to enhance the long term value of our franchise."

     The results for the first quarter include as income the remaining $9.2 million of deferred revenue from the Prime transaction. In January, Prime refinanced the debt on a portion of the assets in its portfolio and the Company's guarantee on previously issued debt was eliminated. Of the $9.2 million, $6.3 million was recorded as interest income and $2.9 million was recorded as income from equity affiliates.

     Mr. Kaufman stated, "We continue to seek diversification by increasing the fixed rate portion of our portfolio. During the quarter, we originated $50 million of longer-term fixed rate product, representing 20% of our quarterly volume. These loans generally include prepayment penalties and we believe these assets provide a more stable return for our portfolio."

     Total revenues for the quarter ended March 31, 2006 were $40.8 million, an increase of 73% from the same quarter of 2005.

     At March 31, 2006, the net balance in the loan and investment portfolio was $1.3 billion, an increase of 7.5% from December 31, 2005. The average balance of the loan and investment portfolio during the first quarter was $1.3 billion and the average yield on these assets for the quarter was 10.63%, representing a 23 basis point increase over the fourth quarter of 2005.

     Interest expense for the quarter was $18.4 million, an increase of 120% from the first quarter of 2005. This increase reflects increased average borrowings during the quarter as well as the rise in interest rates. The average balance of debt financing on the loan and investment portfolio during the quarter was $1.1 billion and the average cost of these borrowings was 6.94%.

     For the first quarter, Arbor's manager, Arbor Commercial Mortgage, LLC, earned $3.5 million of incentive compensation, representing 25% of the amount by which earnings for the four most recent quarters exceeded a 9.5% return on equity, as described in the management agreement. Arbor Commercial Mortgage intends to exercise its option to receive $1.7 million of its incentive compensation in shares of Arbor Realty Trust's common stock.

     Financing Activity

     "In January 2006, we completed our second CDO issuing approximately $356 million of investment grade-rated floating rate notes," said Kaufman. "This milestone significantly strengthens our funding sources and with an initial weighted average spread of approximately 74 basis points over three-month LIBOR, further solidifies our borrowing capabilities with lower-cost long-term debt. The two CDO's we have completed to date allow us to fund the vast majority of our business with CDO debt and offers us greater flexibility in financing the growth of our portfolio."

     As of March 31, 2006, Arbor's financing facilities for the loan and investment portfolio totaled approximately $1.5 billion and borrowings outstanding under such facilities were $1.2 billion.

     Portfolio Activity

     During the first quarter of 2006, Arbor originated 18 new loans and investments totaling $254 million. Of the new loans and investments, four were bridge loans totaling $40 million, six were mezzanine loans totaling $103 million, six were junior participating interests totaling $79 million, and two were preferred equity investments totaling $32 million.

     During the quarter, 10 loans paid off with an outstanding balance of approximately $157 million. Of this amount, $137 million were loans on properties that were either sold or refinanced outside of Arbor and $20 million was concurrent with an Arbor refinance.

     At March 31, 2006, the loan and investment portfolio unpaid principal balance was $1.4 billion with a weighted average current interest pay rate of 9.32%. At the same date, advances on financing facilities pertaining to the loan and investment portfolio totaled $1.2 billion, with a weighted average interest rate of 6.45%.

     The loan and investment portfolio continues to perform according to terms and there have been no defaults. Arbor continues to seek loans and investments that will generate superior risk-adjusted returns with a long-term objective of capital preservation and earnings stability in varying interest rate and credit cycles.

     Dividend

     As previously announced, the Board of Directors declared a dividend of $0.72 per share for the quarter ended March 31, 2006, to be paid on May 15, 2006 to shareholders of record on May 1, 2006. This dividend represents a $.02 increase over the previous quarter and reflects management's understanding of the importance to investors of a stable and growing dividend.

     Equity Participation Interests

     During the quarter, there were no material changes to the status of the investments with equity participation interests. The Company recorded $9.2 million of income from the Prime transaction during the quarter as previously disclosed. In addition, there were no new loans made during the quarter with IRR lookbacks. The Company did record income during the quarter on two of its IRR lookbacks, Harbor Island and James Hotel, totaling approximately $1.5 million.

     Earnings Conference Call

     Management will host a conference call today at 11:00 a.m. EDT. A live webcast of the conference call will be available online at www.arborrealtytrust.com. Web participants are encouraged to go to Arbor's Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. Listening to the webcast requires speakers and RealPlayer(TM) software, downloadable without charge at www.real.com. Those without Web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (866) 383-7989 for domestic callers and (617) 597-5328 for international callers. The participant passcode for both is 72579134.

     After the live webcast, the call will remain available on Arbor's Web site, www.arborrealtytrust.com through May 19, 2006. In addition, a telephonic replay of the call will be available until May 19, 2006. The replay dial-in number is
(888) 286-8010 for domestic callers and (617) 801- 6888. Please use passcode:
81661752.

     About Arbor Realty Trust, Inc.

     Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

     Safe Harbor Statement

     Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in the Arbor's Annual Report on Form 10-K for the year ended December 31, 2005 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

     Contacts:
     Arbor Realty Trust, Inc.
     Paul Elenio, Chief Financial Officer
     516-832-7422
     paul.elenio@thearbornet.com

     Media:
     Bonnie Habyan, SVP of Marketing
     516-229-6615
     bonnie.habyan@thearbornet.com

     Investors:
     Stephanie Carrington/ Denise Roche
     The Ruth Group
     646-536-7017 / 7008
     scarrington@theruthgroup.com
     droche@theruthgroup.com

                    ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

                   CONSOLIDATED INCOME STATEMENTS (Unaudited)

                                                            Quarter Ended
                                                              March 31,
                                                     ---------------------------
                                                         2006           2005
                                                     ------------   ------------
Revenue:
Interest income                                      $ 40,688,671   $ 23,121,158
Other income                                               71,347        387,798
    Total revenue                                      40,760,018     23,508,956

Expenses:
Interest expense                                       18,350,312      8,326,153
Employee compensation and benefits                      1,154,931      1,154,209
Stock based compensation                                  422,415         92,027
Selling and administrative                                837,822        845,879
Management fee - related party                          4,152,773      1,630,318
    Total expenses                                     24,918,253     12,048,586
Income before minority interest
 and income from equity affiliates                     15,841,765     11,460,370
Income from equity affiliates                           2,909,292        446,997
Income before minority interest                        18,751,057     11,907,367
Income allocated to minority
 interest                                               3,396,810      2,201,726

Net income                                           $ 15,354,247   $  9,705,641

Basic earnings per common share                      $       0.90   $       0.58

Diluted earnings per common share                    $       0.90   $       0.58

Dividends declared per common share                  $       0.70   $       0.47

Weighted average number of shares
 of common stock outstanding:

    Basic                                              17,086,849     16,635,474

    Diluted                                            20,920,197     20,509,192

                    ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                            March 31,         December 31,
                                                              2006               2005
                                                         ---------------    ---------------
                                                           (Unaudited)         (Audited)
Assets:
Cash and cash equivalents                                $     5,786,181    $    19,427,309
Restricted cash                                              148,219,264         35,496,276
Loans and investments, net                                 1,312,868,923      1,246,825,906
Related party loans, net                                      35,604,487          7,749,538
Available-for-sale securities, at
 fair value                                                   27,355,740         29,615,420
Investment in equity affiliates                               18,282,944         18,094,242
Other assets                                                  49,439,621         38,866,666
    Total assets                                         $ 1,597,557,160    $ 1,396,075,357

Liabilities and Stockholders' Equity:
Repurchase agreements                                    $   295,537,364    $   413,624,385
Collateralized debt obligations                              653,569,000        299,319,000
Junior subordinated notes to
 subsidiary trust issuing preferred
 securities                                                  155,948,000        155,948,000
Notes payable                                                110,806,415        115,400,377
Notes payable - related party                                          -         30,000,000
Due to related party                                           3,466,902          1,777,412
Due to borrowers                                               3,683,121         10,691,355
Other Liabilities                                             12,332,284         18,014,755
    Total liabilities                                      1,235,343,086      1,044,775,284

Minority interest                                             65,593,438         63,691,556

Stockholders' equity:
Preferred stock, $0.01 par value:
 100,000,000 shares authorized;
 3,776,069 shares issued and
 outstanding                                                      37,761             37,761
Common stock, $0.01 par value:
 500,000,000 shares authorized; 17,112,761 and
 17,051,391 shares issued and outstanding at
 March 31, 2006 and December 31, 2005,
 respectively                                                    171,128            170,514
Additional paid-in capital                                   266,923,440        266,386,267
Retained earnings                                             24,871,061         21,452,789
Deferred compensation                                         (1,374,260)        (1,694,336)
Accumulated other comprehensive
 income                                                        5,991,506          1,255,522
Total stockholders' equity                                   296,620,636        287,608,517
Total liabilities and stockholders'
 equity                                                  $ 1,597,557,160    $ 1,396,075,357

SOURCE  Arbor Realty Trust, Inc.
     -0-                             05/05/2006
     /CONTACT: Paul Elenio, Chief Financial Officer +1-516-832-7422, paul.elenio@thearbornet.com, or Bonnie Habyan, SVP of Marketing,
+1-516-229-6615, bonnie.habyan@thearbornet.com, both of Arbor Realty Trust, Inc.; or Investors, Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com; or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group/
     /Web site:  http://www.arborrealtytrust.com /
     (ABR)